                                                                     EXHIBIT 4.7

             PARTNER VOTING AGREEMENT (this "Agreement") dated as of
         October 28, 2000, among Stone Energy Corporation, a Delaware corporation ("Partner"), Basin Exploration, Inc., a Delaware corporation ("Company"), and the other parties signatory hereto (each a "Stockholder").

         WHEREAS, each Stockholder desires that Company, Partner and Partner Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Partner ("Merger Sub"), enter into an Agreement and Plan of Merger dated the date hereof (as the same may be amended or supplemented, the "Merger Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement) providing for the merger of Merger Sub with and into Company (the "Merger") upon the terms and subject to the conditions set forth in the Merger Agreement; and

         WHEREAS, each Stockholder and Partner are executing this Agreement as an inducement to Company to enter into and execute the Merger Agreement;

         NOW, THEREFORE, in consideration of the execution and delivery by Company of the Merger Agreement and the mutual covenants, conditions and agreements contained herein and therein, the parties agree as follows:

         1. Representations and Warranties. (a) Each Stockholder severally represents and warrants to Company as follows:

            (i) Such Stockholder is the record and beneficial owner of, or is the sole trustee of a trust that is the record holder of, and whose beneficiaries are the beneficial owners of, the number of shares of common stock, par value $0.01 per share, of Partner (the "Common Stock") set forth opposite such Stockholder's name on Schedule A hereto (such shares of Common Stock, together with any other shares of Common Stock or other capital stock of Partner acquired after the date hereof (including through the exercise of any stock options, warrants or similar instruments) being collectively referred to herein as the "Subject Shares"). The Subject Shares constitute the only shares, with respect to which such Stockholder is the record or beneficial owner, of Common Stock, preferred stock or other capital stock of Partner or options, warrants or other rights (whether or not contingent) to acquire such shares of capital stock of Partner that are or may be entitled to vote on the amendment of Partner's certification of incorporation and the issuance of Partner's shares of Common Stock in connection with the Merger at any meeting of stockholders of Partner called to vote upon the amendment of Partner's certification of incorporation and the issuance of Partner's shares of Common Stock in connection with the Merger. Such Stockholder has the sole right to vote and Transfer (as defined below in Section 3(a)) the Subject Shares set forth opposite its name on Schedule A hereto, and none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting or the Transfer of the Subject Shares, except as provided by this Agreement (it being understood that any pledge of the Pledged Shares (as defined below) shall not be a breach of this representation). Such Stockholder has all requisite power and authority, and, if such Stockholder is a natural person, the legal capacity, to enter into this Agreement and to perform its obligations hereunder. To the extent that such Stockholder is an entity and not an individual, such Stockholder is duly organized, validly existing and in

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         good standing under the laws of its jurisdiction of organization. The execution and delivery of this Agreement by such Stockholder and the performance by such Stockholder of its obligations hereunder have been duly authorized by all necessary action on the part of such Stockholder. This Agreement has been duly executed and delivered by, and constitutes a valid and binding agreement of, such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding for such remedy may be brought (collectively, the "Bankruptcy and Equity Exceptions").

            (ii) Neither the execution and delivery of this Agreement nor the performance by such Stockholder of its obligations hereunder will result in a violation of, or a default under, or conflict with, (A) if such Stockholder is an entity, any provision of its certificate of incorporation, bylaws, partnership agreement, limited liability company agreement or similar organizational documents, (B) any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind (other than as may relate to the Pledged Shares but subject to the proviso set forth in (iv) below) to which such Stockholder is a party or bound or to which the Subject Shares are subject, except, in the case of clause (B) above, as would not prevent, delay or otherwise materially impair such Stockholder's ability to perform its obligations hereunder. Execution, delivery and performance of this Agreement by such Stockholder will not reasonably be expected to violate, or require any consent, approval or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to such Stockholder or the Subject Shares, except (x) for any necessary filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (y) for any reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby or (z) as would not reasonably be expected to prevent, delay or otherwise materially impair such Stockholder's ability to perform its obligations hereunder.

            (iii) If the Stockholder is married and the Subject Shares of the Stockholder constitute community property or spousal approval is otherwise required for this Agreement to be legal, valid and binding, then, to the extent so required, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder's spouse, enforceable against such spouse in accordance with its terms, subject to the Bankruptcy and Equity Exceptions. Except for any consents duly obtained as of the date hereof and which will remain in full force and effect at such time or times as may be necessary to duly consent to such Stockholder's performance of its obligations hereunder, no trust of which such Stockholder is a trustee requires the consent of any beneficiary to the execution and delivery of this Agreement or to the performance by such Stockholder of its obligations hereunder.

            (iv) The Subject Shares and the certificates representing such Shares are held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for (A) any such encumbrances or proxies arising hereunder or under the existing terms of a trust of

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         which such Stockholder is the trustee or (B) any such encumbrances arising pursuant to the pledge of any Subject Shares by such Stockholder prior to the date hereof to a financial institution or a brokerage firm (the "Pledged Shares"); provided, however, that such Stockholder represents that any such arrangement regarding such Pledged Shares shall not prevent, delay or otherwise materially impair such Stockholder's ability to execute and deliver this Agreement or perform its obligations hereunder and such Stockholder shall use his reasonable efforts to obtain an acknowledgment by the pledgee of the terms of this Agreement and such pledgee's agreement to execute a proxy or to otherwise vote the Pledged Shares (if and to the extent the voting power of the Pledged Shares is being or to be exercised by pledgee) in accordance with Section 2 hereof.

            (v) No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission based upon arrangements made by or on behalf of such Stockholder in connection with its entering into this Agreement.

            (vi) Such Stockholder understands and acknowledges that Company is entering into the Merger Agreement in reliance upon such Stockholder's execution and delivery of this Agreement.

         (b) Company represents and warrants to each Stockholder that the execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Company.

         2. Voting Agreements. Each Stockholder severally agrees with, and covenants to, Company that, during the Term (as defined below) of this Agreement, at any meeting of stockholders of Partner called to vote upon the amendment of Partner's certificate of incorporation and the issuance of shares of Partner Common Stock in connection with the consummation of the Merger or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the amendment of Partner's certificate of incorporation and the issuance of shares of Partner Common Stock in connection with the consummation of the Merger is sought, such Stockholder shall, including by executing a written consent solicitation if requested by Company, vote (or cause to be voted) the Subject Shares in favor of the amendment of Partner's certificate of incorporation and the issuance of shares of Partner Common Stock in connection with the consummation of the Merger.

         3. Other Covenants. Each Stockholder severally agrees with, and covenants to, Company during the Term of this Agreement as follows:

            (a) Such Stockholder shall not after the date hereof (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), or consent to any Transfer of, any Subject Shares or any interest therein, (ii) enter into any contract, option or other agreement with respect to any Transfer of any or all of the Subject Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to the Subject Shares, except for this Agreement or (iv) deposit the Subject Shares into a voting trust or enter into a voting agreement or voting arrangement with respect to the Subject Shares; provided, that any such Stockholder may (x) Transfer any of the Subject Shares to any other Stockholder who is on the date

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hereof a party to this Agreement, or to any other person or entity that, prior to or coincident with such Transfer, executes an irrevocable proxy to vote such Subject Shares in accordance with Section 2 and (y) Transfer a de minimus amount of such Subject Shares (which in the case of Mr. James Stone, shall include Transfers up to 75,000 shares in the aggregate); provided, however, that such Stockholder shall not transfer any Subject Shares pursuant to the preceding proviso if any such transfer, either alone or in the aggregate with other transfers by Stockholders and other persons who may be affiliates of Company, would preclude Partner's ability to account for the business combination to be effected by the Merger as a pooling of interests; provided, further the foregoing restrictions shall not be deemed violated in the event of any action taken by the pledgee of any Pledged Shares pursuant to the terms of any agreements existing as of the date hereof with respect thereto so long as such Stockholder uses his reasonable efforts to obtain an acknowledgment by the pledgee of the terms of this Agreement and such pledgee's agreement to execute a proxy or to otherwise vote the Pledged Shares (if and to the extent the voting power of the Pledged Shares is being or to be exercised by pledgee) in accordance with Section 2 hereof; provided, further, that the restrictions in this Section 3 shall not be deemed violated by any Transfer of Subject Shares pursuant to a cashless exercise of stock options; and

            (b) Such Stockholder (in his capacity as such) shall not, nor shall it permit any investment banker, attorney or other adviser or representative of such Stockholder (in his capacity as such) to, directly or indirectly, (i) solicit, initiate or encourage the submission of, any Partner Acquisition Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquires or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Partner Acquisition Proposal; provided, however, that nothing herein shall prohibit any Stockholder that is an officer or director of Partner from taking any action that Partner (or that such Stockholder in his capacity as an officer or director of Partner) would be permitted to take under the terms of the Merger Agreement.

         4. Certain Events. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder's Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation such Stockholder's heirs, guardians, administrators or successors. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of Partner affecting the Common Stock, preferred stock or the acquisition of additional shares of Common Stock, preferred stock or other voting securities of Partner by any Stockholder, the number of Shares listed on Schedule A beside the name of such Stockholder shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Common Stock, preferred stock or other voting securities of Partner issued to or acquired by such Stockholder.

         5. Stop Transfer. Partner agrees with, and covenants to, Company that Partner shall not register the transfer of any certificate representing any Subject Shares, unless such transfer is in compliance with this Agreement.

         6. Stockholder Capacity. No person executing this Agreement who is or becomes during the term hereof a director of Partner makes any agreement or understanding herein in his or her capacity as such director. Each Stockholder signs solely in his or her capacity as the record and

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beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Stockholder's Subject Shares.

         7. Further Assurances. Each Stockholder shall, upon request of Company, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Company to be necessary or desirable to carry out the provisions hereof.

         8. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon (and shall only be effective from the date hereof until) the first to occur of (the "Term") (i) the Effective Time of the Merger or (ii) the date upon which the Merger Agreement is terminated in accordance with its terms; provided, however, that (x) Section 9 shall survive any termination of this Agreement pursuant to clause (ii) above and (y) termination of this Agreement shall not relieve any party hereto from liability for any willful and knowing breach hereof prior to such termination.

         9. Miscellaneous.

            (a) All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to Partner or Company, to the appropriate address set forth in Section 9.02 of the Merger Agreement; and (ii) if to a Stockholder, to the appropriate address set forth on Schedule A hereto.

            (b) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            (c) This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective as to any Stockholder when one or more counterparts have been signed by each of Partner, Company and such Stockholder and delivered to Partner, Company and such Stockholder.

            (d) This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and this Agreement is not intended to confer upon any other person any rights or remedies hereunder.

            (e) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

            (f) Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties, except by laws of descent or as expressly provided by Section 3(a). Any assignment in violation of the foregoing shall be void.

            (g) As between any Stockholder and Partner, each of such parties agrees that irreparable damage to the other, non-breaching party would occur and that such non-breaching party

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would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the non-breaching party shall be entitled to an injunction or injunctions to prevent breaches by the other party of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in any Delaware state court, this being in addition to any other remedy to which it may be entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby and (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

            (h) If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

            (i) No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

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         IN WITNESS WHEREOF, Stone Energy Corporation, Basin Exploration, Inc.
and the Stockholders party hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

                                STONE ENERGY CORPORATION


                                By: /s/ D. Peter Canty
                                    --------------------------------------------
                                    Name: D. Peter Canty
                                    Title: President and Chief Operating Officer

                                BASIN EXPLORATION, INC.

                                By: /s/ Michael S. Smith
                                    --------------------------------------------
                                    Name: Michael S. Smith
                                    Title: President and Chief Executive Officer


                                /s/ James H. Stone
                                ------------------------------------------------
                                Name: James H. Stone


                                /s/ D. Peter Canty
                                ------------------------------------------------
                                Name: D. Peter Canty


                                /s/ Raymond B. Gary
                                ------------------------------------------------
                                Name: Raymond B. Gary


                                /s/ David R. Voelker
                                ------------------------------------------------
                                Name: David R. Voelker


                                /s/ Peter K. Barker
                                ------------------------------------------------
                                Name: Peter K. Barker


                                /s/ B.J. Duplantis
                                ------------------------------------------------
                                Name: B.J. Duplantis


                                /s/ John P. Laborde
                                ------------------------------------------------
                                Name: John P. Laborde

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                                /s/ Richard A. Pattarozzi
                                ------------------------------------------------
                                Name: Richard A. Pattarozzi


                                /s/ Robert A. Bernhard
                                ------------------------------------------------
                                Name: Robert A. Bernhard


                                /s/ Joe R. Klutts
                                ------------------------------------------------
                                Name: Joe R. Klutts

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                                   SCHEDULE A


STOCKHOLDER NAME/ADDRESS                                              NUMBER OF SHARES OF
------------------------                                              COMMON STOCK(1)
                                                                      ---------------
JAMES H. STONE                                                        1,143,699 (DIRECT)
909 POYDRAS STREET, SUITE 2650                                        282,783 (INDIRECT)
NEW ORLEANS, LOUISIANA 70122

D. PETER CANTY                                                        353,370 (DIRECT)
625 E. KALISTE SALOOM ROAD                                            200 (INDIRECT)
LAFAYETTE, LOUISIANA 70508

JOE R. KLUTTS                                                         421,170 (DIRECT)
625 E. KALISTE SALOOM ROAD
LAFAYETTE, LOUISIANA 70508

ROBERT A. BERNHARD                                                    121,000 (DIRECT)
6 EAST 43RD STREET, 28TH FLOOR                                        42,000 (INDIRECT)
NEW YORK, NEW YORK  10017

RAYMOND B. GARY                                                       39,259 (DIRECT)
1221 AVENUE OF THE AMERICAS, 30TH FLOOR                               20,000 (INDIRECT)
NEW YORK, NEW YORK  10020

DAVID R. VOELKER                                                      40,616 (DIRECT)
1100 POYDRAS STREET, SUITE 1500                                       414,970 (INDIRECT)
NEW ORLEANS, LOUISIANA 70163

JOHN P. LABORDE                                                       18,667 (DIRECT)
601 POYDRAS STREET, SUITE 1637
NEW ORLEANS, LOUISIANA  70130

PETER K. BARKER                                                       1,000 (DIRECT)
2121 AVENUE OF THE STARS
LOS ANGELES, CALIFORNIA 90067

B. J. DUPLANTIS                                                       11,000 (DIRECT)
625 E. KALISTE SALOOM ROAD, SUITE 301
LAFAYETTE, LOUISIANA 70508

11069_6


--------------
(1) Numbers do not include options currently held by the named individuals.

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